Exhibit 10.44

January 25, 2010

This document is in reference to the Promissory Note dated and signed on January 30, 2009 between DRS inc., with the new address of 8245 SE 36th St., Mercer Island, WA 98040 (address on note was 12900 NE 180th St. #200, Bothell, WA) and Terry Wong, residing at 211 W. Prospect St., Seattle, WA 98119.

The note was originally set to expire and be paid on February 1, 2010.

It has been mutually agreed upon that said note in the principal amount of $100,000 will have the term extended for period of up to two additional years, with Mr. Wong having the right to call the loan with a 30 day notice. All other terms within the note document will remain the same.

The new expiration date of the note therefore will be February 1, 2012, given Mr. Wong does not call the note prior to expiration.